Exhibit 5.1

[Western Union Letterhead]

September 29, 2006

The Western Union Company

12500 East Belford Avenue

Englewood, CO 80112

Re:	$20,000,000 of Deferred Compensation Obligations

Ladies and Gentlemen:

I am Senior Counsel for The Western Union Company, a Delaware corporation (the “Company”), and have participated in the preparation by the Company of the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of, among other items, an aggregate of $20,000,000 of deferred compensation obligations (the “Plan Obligations”) to be issued under The Western Union Company Supplemental Incentive Savings Plan (the “Plan”).

In rendering this opinion letter, I have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith (including the Plan). I have also examined and relied upon originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of governmental officials and other instruments, and have examined such questions or law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuiness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2. Each Plan Obligation will be a validly issued and binding obligation of the Company when (i) the Registration Statement shall have become effective under the Securities Act; and (ii) such Plan Obligation shall have been duly issued in accordance with the terms of the Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of Colorado.

I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or “blue sky” laws of the various states or the District of Columbia to the issuance or sale of the Plan Obligations.

The Western Union Company

September 29, 2006

I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to myself included in or made a part of the Registration Statement or related prospectuses. In giving such consent, I do not thereby admit that I am within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.

Very truly yours,

/s/ Steve Christoffersen
Steve Christoffersen
Senior Counsel